UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 1, 2004

DIRECTV HOLDINGS LLC

DIRECTV FINANCING CO., INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-106529	DIRECTV Holdings LLC - 25-1902628 DIRECTV Financing Co., Inc. - 59-3772785
(Commission File Number)	(I.R.S. Employer Identification No.)

2230 East Imperial Highway El Segundo, California	90245
(Address of Principal Executive offices)	(Zip Code)

(310) 964-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Item 5. Other Events.

On June 1, 2004, DIRECTV, Inc. and the National Rural Telecommunications Cooperative (NRTC) terminated the DBS Distribution Agreement, dated as of April 10, 1992, as amended, by and between DIRECTV, Inc., as assignee of Hughes Communications Galaxy, Inc., and National Rural Telecommunications Cooperative. A copy of the Agreement of Termination is attached hereto as Exhibit 10.1 and is incorporated herein by reference. In connection with this termination, DIRECTV has agreed to make monthly payments to NRTC of $4.4 million through June 30, 2011, as well as lump sum payments to NRTC of up to an additional $14 million based on the satisfaction of certain conditions. The press release relating to the announcement of such termination is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In connection with this termination, NRTC’s separate agreements with its members and affiliates, including Pegasus Satellite Television, Inc., have been terminated effective August 31, 2004. Until such date, DIRECTV will continue to provide services through the NRTC to NRTC members and affiliates so that customers in the NRTC territories will not experience a disruption of their DIRECTV service.

DIRECTV has also agreed to make an offer to NRTC members who participated in the previously announced class action settlement (the “Settlement”) pursuant to a Member Offer Agreement that allows such members to either enter into new direct contracts with DIRECTV to continue as exclusive providers of DIRECTV service in their territories through as long as June 30, 2011, or, alternatively, sell existing contracts rights to DIRECTV. Pursuant to the terms of the offer, members may choose a lump sum cash payment of either $875 per qualifying transferred subscriber, for those members whose member agreements would have otherwise terminated on December 31, 2009 pursuant to the Settlement, or $1,050 per qualifying transferred subscriber, for those members whose member agreements would have otherwise terminated on June 30, 2011 pursuant to the Settlement, in each case if the offer is accepted by June 30, 2004. Alternatively, NRTC members may elect to receive monthly installment payments, including interest, of $16.67 per qualifying transferred subscriber through their otherwise applicable termination date pursuant to the Settlement if the offer is accepted by June 30, 2004. Pursuant to the offer, the payments will be reduced if the offer is accepted by such member after June 30, 2004, but before the August 31, 2004 offer expiration.

The aggregate amounts payable by DIRECTV under the Member Offer Agreement will ultimately depend on the elections made by the members, the timing of the respective closings, and the actual number of qualifying transferred subscribers; however, based on the number of subscribers for all NRTC members as of March 31, 2004, and assuming the transactions contemplated by the offer are completed by June 30, 2004, the maximum aggregate lump sum payment owing by DIRECTV to all members under the Member Offer Agreement would be approximately $400 million.

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Pegasus Satellite Television, Inc. and its affiliates that may have rights under existing contracts (“Pegasus”) elected not to accept the terms of the Settlement. However, DIRECTV has also extended an offer to Pegasus pursuant to the Pegasus Offer Agreement. Under this offer, if Pegasus agrees to transfer its subscribers to DIRECTV in an orderly fashion by August 31, 2004, Pegasus can elect to receive a lump sum cash payment of $675 per qualifying transferred subscriber, or a monthly payment, including interest, of $16.67 per qualifying transferred subscriber through June 30, 2008 if the offer is accepted by Pegasus and its affiliates and closed by June 30, 2004 (which cash payments will be reduced if the offer is accepted by Pegasus and its affiliates after June 30, 2004, but before the August 31, 2004 offer expiration). The amounts payable to Pegasus under the offer are subject to certain adjustments. The aggregate amount payable by DIRECTV to Pegasus will ultimately depend on whether and when Pegasus accepts such offer, the choice of payment option and the actual number of qualifying transferred subscribers; however, based on the number of Pegasus subscribers as of March 31, 2004 and assuming the transactions contemplated by the offer are completed by June 30, 2004, the maximum aggregate amount payable by DIRECTV under the Pegasus Offer Agreement would be approximately $750 million.

The foregoing discussion of the Member Offer Agreement and the Pegasus Offer Agreement is qualified in its entirety by reference to the Member Offer Agreement which will be filed on a supplemental Current Report on Form 8-K and the Pegasus Offer Agreement which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

The DIRECTV Group, Inc. has sufficient available cash to fund the lump sum payments to NRTC, the NRTC members and Pegasus, and it is anticipated that it would make such funds available to DIRECTV as required to complete the transactions described above.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

Exhibit No.	Exhibit

10.1	Agreement of Termination, dated as of June 1, 2004, by and between DIRECTV, Inc., as assignee of Hughes Communications Galaxy, Inc., Hughes Communications Galaxy, Inc., as predecessor-in-interest and National Rural Telecommunications Cooperative.

10.2	Pegasus Offer Agreement

99.1	DIRECTV Press Release, dated June 2, 2004

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRECTV HOLDINGS LLC

Date: June 2, 2004	By:	/s/ Michael W. Palkovic
	Name:	Michael W. Palkovic
	Title:	Executive Vice President and Chief Financial Officer

DIRECTV FINANCING CO., INC.

Date: June 2, 2004	By:	/s/ Michael W. Palkovic
	Name:	Michael W. Palkovic
	Title:	Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Exhibit
10.1	Agreement of Termination, dated as of June 1, 2004, by and between DIRECTV, Inc., as assignee of Hughes Communications Galaxy, Inc., Hughes Communications Galaxy, Inc., as predecessor-in-interest and National Rural Telecommunications Cooperative.

10.2	Pegasus Offer Agreement

99.1	DIRECTV Press Release, dated June 2, 2004

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